   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 1998
                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             BANKBOSTON CORPORATION
             (Exact name of Registrant as specified in its charter)

                               ----------------

            MASSACHUSETTS                              04-2471221
   (State or other jurisdiction of        (I.R.S. Employer Identification No.)
   incorporation or organization)

         100 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110 (617) 434-2200 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

    GARY A. SPIESS, ESQ.                      JANICE B. LIVA, ESQ.
    General Counsel and Clerk                 Assistant General Counsel and
       BANKBOSTON CORPORATION                 Assistant Clerk
    100 Federal Street                        BANKBOSTON CORPORATION
    Boston, Massachusetts 02110               100 Federal Street
    (617) 434-2870                            Boston, Massachusetts 02110
                                              (617) 434-8630
 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                               ----------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                            Proposed
                                            Maximum
                             Amount         Offering       Aggregate      Amount of
Title of Each Class of       to be          Price          Offering       Registration
Securities to be Registered  Registered(1)  Per Unit(1)(2) Price(1)(2)    Fee(3)
--------------------------------------------------------------------------------------
Debt Securities(4)(5)...
Preferred Stock(6)(10)..
Depositary
 Shares(6)(7)...........
Debt Warrants(8)........     $1,215,000,000  100%          $1,215,000,000   $337,770
Preferred Stock
 Warrants(8)............
Common Stock
 Warrants(8)............
Common Stock, par value
 $1.00 per
 share(6)(9)(10)........

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(Footnotes on following page)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Footnotes:

(1) Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3. In no event will the aggregate initial offering price of the Debt Securities, Preferred Stock, Depositary Shares, Debt Warrants, Preferred Stock Warrants, Common Stock and Common Stock Warrants issued under this registration statement exceed $1,215,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies. Securities registered hereby may be sold separately, together or in units with other securities registered hereunder. Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement is a combined Prospectus and also relates to the Registration Statement on Form S-3 (No. 333-38135) previously filed by the Registrant and declared effective on November 21, 1997. The Prospectus included in this Registration Statement also relates to its remaining unsold securities having an aggregate initial offering price of $285,000,000 which were previously registered by the Registrant under Registration Statement No. 333-38135.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o). The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(3) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement also relates to the remaining unsold securities having an aggregate initial offering price of $285,000,000 which were previously registered by the Registrant under Registration Statement No. 333-38135. A registration fee of $86,364 associated with such securities was previously paid at the time of filing of Registration Statement No. 333-38135 (Based on the fee rate in effect at that time of 1/33 of 1%).

(4) If any Debt Securities are issued at an original issue discount, then such greater amount as may result in the initial offering prices for Debt Securities and Debt Warrants.

(5) In addition to any Debt Securities that may be issued directly under this Registration Statement, there are being registered hereunder an indeterminate amount of Debt Securities as may be issued upon exchange of Preferred Stock, for which no separate consideration will be received.

(6) In addition to any Preferred Stock, Depositary Shares or Common Stock that may be issued directly under this Registration Statement, there are being registered hereunder an indeterminate number of Preferred Stock, Depositary Shares or Common Stock as may be issued upon conversion, either at the option of the holder or the Registrant, of Debt Securities, Preferred Stock or Depositary Shares, as the case may be, for which no separate consideration will be received.

(7) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement.

(8) Debt Warrants, Preferred Stock Warrants and Common Stock Warrants (collectively, "Securities Warrants") entitling the holder to purchase Debt Securities, Preferred Stock and Common Stock, respectively, may be sold separately or as units with Debt Securities, Preferred Stock or Common Stock. The Securities Warrants will represent rights to purchase only Debt Securities, Preferred Stock and Common Stock covered by this Registration Statement.

(9) Includes Preferred Stock Purchase Rights. Prior to the occurrences of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.

(10) Such indeterminate amount of Capital Securities, which may consist of common stock, perpetual preferred stock or other securities acceptable to the Registrant's primary federal banking regulator as may be issued upon conversion, either at the option of the holder or the Registrant, of Debt Securities or Preferred Stock issued under this Registration Statement.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION - DATED NOVEMBER 16, 1998

PROSPECTUS


                                   BankBoston

                             BANKBOSTON CORPORATION
                               100 Federal Street
                                Boston, MA 02110
                                 (617) 434-2200

                                 $1,500,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

                                 ------------

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a "shelf" registration process. Under that process, we may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total initial offering price of $1,500,000,000. This Prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities registered under this shelf process, we will provide a Prospectus Supplement that will contain the specific terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and any supplement carefully before you invest.

                                 ------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

The Securities constitute our unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries. The Securities are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                  The date of this Prospectus is      , 1998.

                               TABLE OF CONTENTS

                                 SECTION                                  PAGE
                                 -------                                  ----
BankBoston Corporation...................................................   3
Where You Can Find More Information......................................   3
Incorporation of Information We File with the SEC........................   3
Consolidated Ratios of Earnings to Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividend Requirements.......................   4
Supervision and Regulation...............................................   4
Use of Proceeds..........................................................   5
Description of Debt Securities...........................................   6
Description of Preferred Stock...........................................  16
Description of Common Stock..............................................  21
Description of Capital Securities........................................  23
Description of Securities Warrants.......................................  23
Plan of Distribution.....................................................  25
Legal Opinions...........................................................  26
Experts..................................................................  26

                             BANKBOSTON CORPORATION

      BankBoston Corporation (the "Company", "we", "us" and "our") is a bank holding company with both national and international operations. We offer a full range of banking services to consumers, small businesses and corporate customers in southern New England, deliver sophisticated financial solutions to mid-size and large corporations nationally and internationally, and provide full-service banking in leading Latin American markets.

      Our principal subsidiary is BankBoston, N.A. (the "Bank"), a national banking association with its headquarters in Massachusetts. The Bank maintains branches in Massachusetts, Connecticut, Rhode Island and New Hampshire and operates a network of offices across the United States and in 20 countries in Latin America, Asia and Europe.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. For more information about the SEC's public reference rooms and their copy charges, please call the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from the website maintained by the SEC at http://www.sec.gov. Our securities are listed on the New York Stock Exchange and the Boston Stock Exchange, and such reports, proxy statements and other information concerning us also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Boston Stock Exchange Incorporated, One Boston Place, Boston, Massachusetts 02108.

      We have filed a registration statement on Form S-3 with the SEC covering the Securities described in this Prospectus. For further information regarding the Company and the Securities, you should refer to our registration statement and its exhibits. This Prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the Prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

      The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We are incorporating by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until this offering is completed:

    1. Annual Report on Form 10-K for our fiscal year ended December 31,
       1997;

    2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

    3. Current Reports on Form 8-K dated January 15, 1998, April 16, 1998, May 29, 1998, July 16, 1998, August 31, 1998 and October 15, 1998;
       and

    4. Description of our Common Stock and Preferred Stock Purchase Rights contained in our registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      You may request a copy of these filings at no cost by writing or telephoning us at this address and telephone number:

    BankBoston Corporation
    Investor Relations
    P.O. Box 2016, MA BOS 01-20-02
    Boston, Massachusetts 02106-2016
    (617) 434-7858.

      You should rely only on the information provided in this Prospectus or in any later Prospectus Supplement or incorporated by reference in either document. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell securities in any state or country where the offer is not permitted. You should not assume that the information in this Prospectus or any later Prospectus Supplement is accurate as of any date other than the date on the front of the document.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

      Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements for each of the periods indicated are as follows :

                                  NINE MONTHS
                                     ENDED
                                 SEPTEMBER 30,   YEARS ENDED DECEMBER 31,
                                 --------------  ----------------------------
                                  1998    1997   1997  1996  1995  1994  1993
                                 ------  ------  ----  ----  ----  ----  ----
Earnings to Fixed Charges:
  Excluding Interest on
   Deposits.....................   2.03x   2.33x 2.35x 2.24x 2.08x 1.90x 2.44x
  Including Interest on
   Deposits.....................   1.41    1.53  1.53  1.44  1.42  1.41  1.38
Earnings to Combined Fixed
 Charges
 and Preferred Stock Dividend
 Requirements:
  Excluding Interest on
   Deposits.....................   2.00    2.20  2.24  2.09  1.96  1.79  2.13
  Including Interest on
   Deposits.....................   1.40    1.49  1.50  1.40  1.38  1.37  1.33

      For purposes of computing the above ratios, we have included in "earnings" our consolidated net income (without taking into account extraordinary items and the cumulative effect of changes in accounting principles) plus applicable income taxes and fixed charges.

      To compute fixed charges, excluding interest on deposits, we have included interest expense (other than on deposits) and the portion of rent expense that we consider approximates interest, minus sublease rental income. To compute fixed charges, including interest on deposits, we have included all interest expense and the portion of rent expense that we consider approximates interest, minus sublease rental income. We calculated the pretax earnings required for preferred stock dividends by using income tax rates for the applicable year.

                           SUPERVISION AND REGULATION

      We are registered with the Board of Governors of the Federal Reserve System, which has the authority to regulate bank holding companies. The Board of Governors expects us to act as a source of financial strength to our subsidiary banks and to commit resources to support such subsidiary banks in circumstances where we might not otherwise do so. The Federal Reserve Bank of Boston also supervises and regulates the Company's activities. The Bank is organized as a national banking association. The Office of the Comptroller of the Currency and the FDIC are the regulatory authorities for the Bank. Our most recent Annual Report on Form 10-K sets forth a summary of certain of these regulations, which you may consult for further information.

      Federal and state laws can change in unpredictable ways. These changes can have significant effects on the way in which banks may conduct business. Recent laws have substantially increased the level of competition among commercial banks, thrift institutions and non-banking institutions, such as insurance companies, brokerage firms, mutual funds, investment banks and major retailers. Two statutes have affected the banking industry by broadening the regulatory powers of the federal banking agencies. They are the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Company Improvement Act of 1991. Under FIRREA, the FDIC can hold an FDIC-insured bank liable for any loss incurred or reasonably expected to be incurred by the FDIC in connection with certain events relating to that bank. These events include (i) a default by a commonly controlled FDIC-insured bank or (ii) the FDIC providing assistance to a commonly controlled FDIC-insured bank in danger of defaulting. "Default" generally means the appointment of a conservator or receiver and "in danger of defaulting" generally means the existence of certain conditions indicating that a "default" is likely to occur if the regulators do not assist the bank. FIRREA broadened the enforcement powers of the federal banking agencies by giving them the power to impose fines and penalties on all financial institutions. Under FIRREA, if a bank fails to meet capital guidelines, the FDIC can take a variety of regulatory actions against that bank, including terminating deposit insurance.

                                USE OF PROCEEDS

      We intend to use the net proceeds from the sale of the Securities described in this Prospectus for our general corporate purposes. General corporate purposes include the following: investing in our subsidiaries, making advances to our subsidiaries, financing future acquisitions of financial institutions and other assets, and redeeming certain of our other outstanding Securities. The precise amounts of proceeds that we will use for various corporate purposes and the timing of our use of the proceeds will depend upon our funding requirements and what other funds are available to us and to our subsidiaries at that particular time.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

      The Debt Securities will be our direct, unsecured general obligations. The Debt Securities will be either our Senior Securities or our Subordinated Securities, the provisions of which we have summarized in the Sections that follow. We will describe the particular terms of any Debt Securities in the Prospectus Supplement relating to those Debt Securities.

      We will issue the Senior Securities under an indenture that we entered into as of June 15, 1992, with Norwest Bank Minnesota, National Association as Trustee (the "Senior Indenture"). We will issue the Subordinated Securities under an indenture that we entered into as of June 15, 1992, with Norwest as Trustee. We amended the indenture for the Subordinated Securities in the First Supplemental Indenture dated as of June 24, 1993 (the indenture for the Subordinated Securities, as amended, is the "Subordinated Indenture"). Under each of these Indentures, Norwest will act as the Trustee for the security holders. We have filed copies of the Indentures as exhibits to the Registration Statement. For your convenience we have included references to the specific sections of the Indentures in the descriptions below. The following summary of selected provisions of the Indentures is not complete, however, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in this Prospectus have the meanings specified in the Indentures.

      We are a holding company and conduct most of our operations through our subsidiaries. Our rights and the rights of our creditors, including you, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against such subsidiary. Our subsidiaries' creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Neither the Debt Securities nor the Indentures restrict us or any of our subsidiaries from incurring indebtedness.

      Neither of the Indentures limits the amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities may be issued up to the principal amount that we may separately authorize from time to time. Each also provides that the Debt Securities may be denominated in any currency or currency unit designated by us. Unless otherwise set forth in the Prospectus Supplement related to that offering, neither the Indentures nor the Debt Securities will contain any provisions to afford holders of any Debt Securities protection in the event of a takeover, recapitalization or similar restructuring of our business. The Senior Securities will rank equally with all of our other unsecured and unsubordinated debt. The Subordinated Securities will rank junior to all of our Senior Indebtedness as we describe below under "Subordination."

      We may issue Debt Securities in one or more separate series of Senior or Subordinated Securities. We will include specific terms relating to a particular series of Debt Securities in a Prospectus Supplement relating to the offering. The terms we will describe in the Prospectus Supplement will include some or all of the following:

     (1) The distinct title and type of the Debt Securities;

     (2) The total principal amount or initial offering price of the Debt Securities;

     (3) The date or dates when the principal of the Debt Securities will be payable;

     (4) The rate at which the Debt Securities will bear interest;

     (5) The date from which interest on the Debt Securities will accrue;

     (6) The dates when interest on the Debt Securities will be payable and the regular record date for such interest payment dates;

     (7) The place where (i) the principal, premium, if any, and interest on the Debt Securities will be paid, (ii) registered Debt Securities may be surrendered for registration of transfer, and (iii) Debt Securities may be surrendered for exchange;

     (8) Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

     (9) The terms and conditions upon which we will have the option to redeem the Debt Securities;

    (10) The denominations in which any registered Debt Securities will be issuable (if other than denominations of $1,000 or integral multiples) and the denominations in which any bearer Debt Securities will be issuable (if other than a denomination of $5,000);

    (11) The identity of each Security Registrar, Paying Agent and Exchange Rate Agent (if other than the Trustee);

    (12) The portion of the principal amount of Debt Securities that will be payable upon acceleration of the Maturity of the Debt Securities;

    (13) The currency used to pay principal, premium and interest on such Debt Securities (if other than U.S. Dollars) and whether you or we may elect to have principal, premium and interest paid in a currency other than the currency in which the Debt Securities are denominated;

    (14) Any index, formula or other method used to determine the amount of principal, premium or interest on the Debt Securities;

    (15) Any terms upon which you may convert Subordinated Securities into, or exchange Subordinated Securities for, Capital Securities;

    (16) Whether such Debt Securities are Senior Securities or Subordinated Securities;

    (17) Whether provisions relating to defeasance and covenant defeasance will be applicable to such series of Debt Securities;

    (18) Any provisions granting special rights to you when a specified event occurs;

    (19) Any changes to the Events of Default, Defaults (in the case of Subordinated Securities) or to our covenants;

    (20) Whether the Debt Securities are issuable as registered Debt Securities or bearer Debt Securities, whether there are any restrictions relating to the form in which they are issued and whether bearer and registered Debt Securities may be exchanged for each other;

    (21) To whom interest will be payable (i) if other than the registered Holder (for registered Debt Securities), (ii) if other than upon presentation and surrender of the related coupons (for bearer Debt Securities), or (iii) if other than as specified in the Indentures (for global Debt Securities);

    (22) The time, manner and place for Debt Securities to be authenticated and delivered if they are to be issued upon the exercise of warrants;

    (23) Whether we will pay Additional Amounts regarding any tax, assessment or government charge to any holder of Debt Securities who is not a United States person and, if so, whether we will have the option to redeem such Debt Securities instead of paying such Additional Amounts; and

    (24) Any other terms of the Debt Securities.

      We may issue Debt Securities as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount. If we issue Original Issue Discount Debt Securities, then the special federal income tax rules that apply will be described in the Prospectus Supplement for those Debt Securities.

      We may also issue Debt Securities upon the exercise of Debt Warrants. See "Description of Securities Warrants."

      We also have the ability under the Indentures to "reopen" a previously issued series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series. We are also permitted to issue Debt Securities with the same terms as previously issued Debt Securities.

REGISTRATION AND TRANSFER

      We plan to issue each series of Debt Securities only as registered securities. However, we may issue a series of Debt Securities as bearer securities, or a combination of both registered securities and bearer securities. If we issue Debt Securities as bearer securities they will have interest coupons attached unless we elect to issue them as zero coupon securities. (Section 201, 301.) If we issue bearer securities, we will describe the U.S. federal income tax consequences and any other applicable considerations, procedures and limitations in the Prospectus Supplement for that offering.

      You may present registered securities for transfer or exchange for other Debt Securities of the same series at the office of our agent, Securities Transfer and Reporting Services, Inc., in New York City, or the Bank's principal office in Boston. The registered securities must be duly endorsed or accompanied by a written instrument of transfer, if the Company or the Security Registrar so requires. The agent will not impose a service charge on you for the transfer or exchange. We may, however, require that you pay any applicable tax or other governmental charge. We will describe any procedures for the exchange of bearer securities for other Debt Securities of the same series in the Prospectus Supplement for that offering. Generally, we will not allow you to exchange registered securities for bearer securities. (Sections 301, 305, 1002.)

      In general, we will issue registered securities without coupons and in denominations of $1,000 (or integral multiples) and bearer securities in denominations of $5,000. We may also issue both registered and bearer securities in global form and we may issue global securities in any denominations. (Section 301, 302.)

GLOBAL SECURITIES

      We may issue Debt Securities of a series in whole or in part in the form of one or more global securities which we will deposit with a depositary. We will identify the depositary in the Prospectus Supplement related to that offering. We may issue global securities in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or part for the individual Debt Securities it represents, a global security may not be transferred except as a whole by the depositary or its nominee. The depositary and its nominee for a global security may only transfer the global security between themselves or their successors. (Sections 203, 303, 304.)

      If we issue bearer securities in the form of global securities, we will describe in the Prospectus Supplement for that offering the specific terms of the depository arrangement. We will also describe in that Prospectus Supplement any limitations and restrictions, including special U.S. federal income tax consequences, relating to those securities.

      We will make principal, premium and interest payments on global securities to the depositary or its nominee designated as the registered owner for such global securities. The depositary or its nominee will be responsible for making payments to you and other holders of interests in the global securities. We and the paying agents will treat the persons in whose names the global securities are registered as the owners of such global securities for all purposes. Neither we nor the paying agents have any direct responsibility or liability for the payment of principal, premium or interest to owners of beneficial interests in the global securities.

PAYMENT AND PAYING AGENTS

      In general, our agent will make payment of principal, premium, if any, and interest on registered securities at its office in New York City or at the Bank's principal office in Boston. We also have the option of paying interest by mailing a check to you. If we make the payment by check, we will mail it to you at your address as it appears in our records. (Sections 301, 307, 1002.)

      Subject to applicable laws, we will pay principal, premium, if any, and interest on bearer securities at an office outside the United States that we will specify in the Prospectus Supplement related to that offering. We may also designate from time to time another office for such payments or transfer the payments to an account maintained by you with a bank located outside the United States. To receive payment of interest on bearer securities you must surrender the coupon for that interest payment date. We will not make any payments with respect to bearer securities at any of our offices or agencies in the United States nor will we mail payment checks to any address in the United States or transfer payment to an account maintained with a bank located in the United States. (Sections 301, 307.)

RESTRICTION ON CERTAIN DISTRIBUTIONS

      We have agreed under the terms of the Senior Indenture to limit certain payments and distributions while the Senior Securities are outstanding. In particular, we have agreed that we will not make any payment or other distribution in shares of capital stock of the Bank or its successor. We are bound by this limitation unless the Bank or it's successor unconditionally guarantees the payment when due of principal, premium, if any, and interest on the Senior Securities issued pursuant to the Senior Indenture. (Section 1008.)

RESTRICTIONS ON LIENS

      Under the terms of the Senior Indenture, we are also prohibited from, directly or indirectly, creating, assuming or incurring any Lien upon any shares of capital stock of the Bank or any shares of capital stock of a Subsidiary which owns shares of capital stock of the Bank. We are subject to this limitation except for Liens for (1) taxes, (2) assessments, (3) judgments or (4) other governmental charges or levies. The exceptions only apply if the amount to which the Lien relates is (1) not yet due, (2) payable without penalty, or (3) being contested by us in good faith and we have set aside adequate reserves on our books for that amount. (Section 1009.)

CONSOLIDATION, MERGER AND SALE OF ASSETS

      We may, without the consent of the holders of any Outstanding Debt Securities, consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety. However, we may only do this if:

    (1) our successor will be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

    (2) our successor expressly assumes our obligation to pay the principal, premium, if any, and interest on the Outstanding Debt Securities and to perform the indenture covenants;

    (3) after giving effect to the transaction, no Event of Default under the Senior Indenture (or Default under the Subordinated Indenture), and no event which after notice or lapse of time or both would become an Event of Default (or Default), has occurred and is continuing; and

    (4) certain other conditions described in the Indentures are satisfied. (Section 801.)

MODIFICATION AND WAIVER

      We and the Trustee may modify or amend either Indenture with the consent of the holders of 66 2/3% of the principal amount of the Outstanding Debt Securities of each series that will be affected by the modification or amendment. However, we cannot make any of the following modifications or amendments without the consent of the holder of each Outstanding Debt Security affected:

    (1) change the Stated Maturity of the principal or any installment of interest;

    (2) reduce the principal amount, interest rate, or any premium payable, or (in the case of Subordinated Securities) exchange any Debt Securities;

    (3) change our obligations to pay Additional Amounts required;

    (4) reduce the amount of principal of any Original Issue Discount Security that is due and payable upon acceleration of Maturity or provable in bankruptcy;

    (5) adversely affect any holder's optional right of repayment;

    (6) change the place, currency, or (in the case of Subordinated Securities) class of Capital Securities for payments;

    (7) impair the right to institute suit for the enforcement of any payments on or after the date on which the payments are due;

    (8) adversely affect the right to convert any convertible security (in the case of Subordinated Securities);

    (9) reduce the percentage of the principal amount of Outstanding Debt Securities for which the holders' consent is required for modifications, amendments, or waivers, or reduce the requirements for quorum or voting by the holders; or

    (10) modify certain provisions unless it is to increase the percentage required to consent to amendments or modifications or to give waivers, or to provide that other provisions cannot be modified or waived without the consent of the holder of each Outstanding Debt Security affected. (Section 902.)

      The holders of 66 2/3% in principal amount of the Outstanding Debt Securities of each series may waive (on behalf of all holders of that series) compliance by us with certain terms or provisions of the applicable Indenture. (Section 1011.) The holders of a majority in principal amount of the Outstanding Debt Securities of any series also may waive (on behalf of all holders of that series) most past defaults by us under the applicable Indenture. However, the consent of the holder of each affected Debt Security is required to waive any default by us with respect to payment or a covenant or provision which cannot be modified or amended without the consent of the holder of each affected Debt Security. (Section 513.)

      To determine if holders having the requisite principal amount of the Outstanding Debt Securities have given any consent, waiver, notice or demand or otherwise taken any action, or whether quorum requirements have been satisfied, we will calculate the principal amount of the following types of Debt Securities in the manner described below:

    (1) For an Original Issue Discount Security: the amount of principal that would be due and payable as of the date of the determination if its maturity had been accelerated;

    (2) For a Debt Security in a Foreign Currency: the dollar equivalent of the principal amount of such security determined as of the date of its original issuance, (or for an Original Issue Discount Security, the U.S. Dollar equivalent of the amount determined above, determined as of the date of its original issuance); and

    (3) For an Indexed Debt Security: the face amount of principal of the Indexed Debt Security at its original issuance. (Section 101.)

DEFEASANCE AND COVENANT DEFEASANCE

      Under the Indentures, if we take certain steps (referred to as defeasance or covenant defeasance), we can be relieved of a number of our obligations with respect to the Debt Securities of or within a series. To obtain that relief, we would be required to do the following:

    (1) deposit irrevocably with the Trustee as trust funds an amount in cash, Capital Securities (in the case of certain Subordinated Securities) or government obligations or in combination, that provides sufficient money to pay the principal, premium, if any, and interest on such Debt Securities on the applicable payment due dates, and any applicable sinking fund or similar payments;

    (2) deliver an opinion of counsel that the holders of such Debt Securities will not have any U.S. federal income tax consequences as a result of our deposit with the Trustee and termination of our obligations; and

    (3) satisfy certain other conditions specified in the Indentures.

Despite the above steps, we cannot be relieved of the following obligations:

    (1) to pay any Additional Amounts required under the Indentures;

    (2) to register the transfer or exchange of Debt Securities and any related coupons;

    (3) to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons;

    (4) to maintain an office or agency in respect of the Debt Securities and any related coupons; and

    (5) to hold money for payment in trust. (Senior Indenture, Article 14; Subordinated Indenture Article 15)

      In the event that we take the steps noted above to be relieved of certain obligations, the money, Capital Securities and government obligations that we place on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities to be defeased at their Stated Maturity. If such Debt Securities are subsequently declared due and payable prior to their Stated Maturity because of the occurrence of an Event of Default, the money, Capital Securities and government obligations may not be sufficient to pay amounts due at the time of acceleration. However, if the Event of Default relates to a covenant from which we have not been relieved, we would remain liable to make payment of the remaining amount due at the time of acceleration.

      We will describe any other provisions permitting defeasance or covenant defeasance with respect to any series of Debt Securities in the Prospectus Supplement for that offering.

      When we refer to "government obligations" we mean securities that are (1) direct obligations of the government that issued the currency in which the security is payable or (2) obligations of an agency or instrumentality of that government, the payment of which is unconditionally guaranteed by such government. In either case, these securities are full faith and credit obligations of such government and are not callable or redeemable at the option of the issuer, and also include a depositary receipt issued by a bank or trust company as custodian with respect to any such government obligation. (Section 101.)

REGARDING THE TRUSTEE

      The Trustee under the Indentures, Norwest, has its principal corporate trust office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479. The Trustee maintains banking relationships with us and our subsidiaries and has acted as trustee in connection with prior offerings of our securities.

SENIOR SECURITIES

      The Senior Securities will be our direct, unsecured obligations. The Senior Securities will constitute Senior Indebtedness (as defined below) and will rank equally with our other Senior Indebtedness.

EVENTS OF DEFAULT

      The following will be Events of Default under the Senior Indenture with respect to Senior Securities of any series:

    (1) our failure to pay principal or premium, if any, on any Senior Security of that series at Maturity;

    (2) our failure to pay, continued for 30 days, any interest on any Senior Security of that series when due and payable;

    (3) our failure to deposit any sinking fund payment in respect of any Senior Security of that series when due;

    (4) our failure to perform any of our covenants or warranties in the Senior Indenture (but not if such covenant or warranty is solely for the benefit of another series of Senior Securities) continued for 60 days after we receive written notice provided for in the Senior Indenture;

    (5) our default or a default by the Bank under certain indebtedness for money borrowed in an aggregate principal amount that exceeds $3,000,000 (including a default with respect to Senior Securities of another series), provided that:

           (i) such default results in the acceleration of such indebtedness, and

           (ii) such acceleration is not rescinded or annulled, or the indebtedness discharged by us, within ten days after we receive written notice provided for in the Senior Indenture;

    (6) certain events relating to bankruptcy, insolvency or reorganization of us or the Bank; and

    (7) any other Event of Default with respect to Senior Securities of that series. (Senior Indenture, Section 501.)

      If an Event of Default with respect to any series of Senior Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Senior Securities of that series may declare the principal amount of all the Senior Securities of that series to be due and payable immediately. If the Senior Securities of that series are Original Issue Discount Senior Securities or Indexed Securities, then the terms of that series will specify the portion of the principal amount of such Senior Securities that may declare an acceleration and the portion of the principal amount that will be due and payable upon such declaration. To make a declaration, the Trustee must deliver a written notice to us (and if the declaration is made by holders, they must deliver such written notice to the Trustee as well as to us). Upon any declaration, the principal amount (or specified amount) will become immediately due and payable. At any time after the Trustee or the holders have made a declaration of acceleration with respect to Senior Securities of any series, but before the Trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of Outstanding Senior Securities of that series may, under certain circumstances, rescind and annul such declaration and its consequences. This rescission by the holders could occur only if we have made or provided for all payments due (other than those due as a result of acceleration) on the Senior Securities of that series and (i) all Events of Default with respect to Senior Securities of that series have been cured by us or (ii) if permitted, waived by the holders of at least a majority in aggregate principal amount of the Outstanding Senior Securities of that series. (Senior Indenture, Section 502.)

      Other than its duty to act with the required standard of care upon the occurrence of a default, the Trustee is not obligated to exercise any of its rights or powers under the Senior Indenture at the request, order or direction of any holders unless the holders offer the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred. (Senior Indenture, Section 602.) Subject to certain conditions, the holders of a majority in principal amount of any series of Senior Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or for exercising any power conferred upon the Trustee, for that series. (Senior Indenture, Section 512.)

      Once a year, we are required to deliver an officers' certificate to the Trustee. In this certificate we certify as to our performance and observance of certain terms, provisions and conditions in the Senior Indenture and as to the absence of default. (Senior Indenture, Section 1010.)

SUBORDINATED SECURITIES

      The Subordinated Securities will be our direct, unsecured obligations. Our obligations pursuant to the Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness as defined below under "Subordination." Unless otherwise indicated in the applicable Prospectus Supplement, the Stated Maturity of the Subordinated Securities will be subject to acceleration only in the case of certain events of bankruptcy, insolvency or reorganization of us or the receivership of the Bank. See "Events of Default; Defaults" below.

SUBORDINATION

      Our obligation to make any payment on account of the principal of or premium, if any, and interest, if any, on the Subordinated Securities will be subordinate and junior in right of payment to our obligations to the holders of our Senior Indebtedness. (Subordinated Indenture, Section 1301.) "Senior Indebtedness" is defined to include:

    (a) any obligation of ours, or any obligation of another guaranteed by us, for the repayment of borrowed money,

    (b) any deferred obligations for the payment of the purchase price of property or assets,

    (c) all of our obligations associated with derivative products such as interest rate and foreign exchange rate contracts, commodity contracts and similar arrangements, in each case whether existing currently or subsequently created, assumed or incurred, and

    (d) any deferrals, renewals or extensions of such Senior Indebtedness. (Subordinated Indenture, Section 101.)

Senior Indebtedness does not include:

    (i) our indebtedness described in clauses (a) and (b) above which specifically by its terms ranks equally with and not prior to the Subordinated Securities, and

    (ii) our indebtedness described in clauses (a) and (b) above which specifically by its terms ranks junior to and not equally with or prior to the Subordinated Securities.

Indebtedness that ranks equally with the Subordinated Securities includes our following obligations:

    (1) Floating Rate Subordinated Notes Due 2001, issued pursuant to a Fiscal and Paying Agency Agreement, dated as of February 10, 1986, between us and Bankers Trust Company, as fiscal agent;

    (2) 6 7/8% Subordinated Notes Due 2003, issued under the Subordinated Indenture on June 30, 1993;

    (3) 6 5/8% Subordinated Notes Due 2005, issued under the Subordinated Indenture on November 22, 1993; and

    (4) 6 5/8% Subordinated Notes Due 2004, issued under the Subordinated Indenture on January 12, 1994.

      In the event of any bankruptcy, insolvency, reorganization or other similar proceeding relating to us, whether voluntary or involuntary, all of our obligations to holders of Senior Indebtedness (other than our obligations associated with derivative products) shall be entitled to be paid in full before any payment shall be made on account of the principal (including principal to be paid by delivery of Capital Securities) of, or premium, if any, or interest, if any, on the Subordinated Securities of any series.

      In the event of any such bankruptcy, insolvency, reorganization or other similar proceeding, holders of the Subordinated Securities of any series, together with holders of indebtedness ranking equally with the Subordinated Securities, shall be entitled, ratably, to be paid amounts that are due to them, but only from assets remaining after we pay in full the amounts that we owe on our Senior Indebtedness (other than our obligations associated with derivative products). We will make these payments before we make any payment or other distribution on account of any capital stock or any indebtedness that ranks junior to the Subordinated Securities. However, if we have paid in full all of the sums that we owe with respect to our Senior Indebtedness (other than our obligations associated with derivative products) and creditors in respect of our obligations associated with such derivative products have not received payment in full of amounts due to them, then the available remaining assets shall be applied to payment in full of those obligations before any payment is made on the Subordinated Securities. (Subordinated Indenture, Section 1301.)

      In the event that we are in default on any of our Senior Indebtedness (other than obligations associated with derivative products) or in the event that any such default would occur as a result of certain payments, then we may not make any payments on the Subordinated Securities or effect any exchange or retirement of any of the Subordinated Securities unless and until such default has been cured or waived or otherwise ceases to exist.

(Subordinated Indenture, Section 1303.) Because of these subordination provisions, if we become insolvent, then holders of the Subordinated Securities may recover less, ratably, than our other creditors, including holders of Senior Securities.

EVENTS OF DEFAULT; DEFAULTS

      The following will be Events of Default under the Subordinated Indenture with respect to Subordinated Securities of any series:

    (1) certain events in bankruptcy, insolvency or reorganization of us or the receivership of the Bank; and

    (2) any other Event of Default provided with respect to Subordinated Securities of that series. (Subordinated Indenture, Section 501.)

      If an Event of Default with respect to any series of Subordinated Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Securities of that series may declare the principal amount of all the Subordinated Securities of that series to be due and payable immediately. If the Subordinated Securities of that series are Original Issue Discount Subordinated Securities or Indexed Securities, then the terms of that series will specify the portion of the principal amount that will be due and payable upon such declaration. To make such a declaration, the Trustee must deliver a written notice to us (and if the declaration is made by holders, they must deliver such written notice to the Trustee as well as to us). Upon any declaration, the principal amount (or specified amount) will become immediately due and payable. In the event of our bankruptcy or insolvency, a Federal bankruptcy court would have broad powers to enforce the foregoing provisions and determine the nature and status of the payment claims of the holders of the Subordinated Securities. At any time after the Trustee or the holders have made a declaration of acceleration with respect to Subordinated Securities of any series, but before the Trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of Outstanding Subordinated Securities of that series may, under certain circumstances, rescind and annul such declaration and its consequences. This rescission by the holders could occur if we have made or provided for all payments due (other than those due as a result of acceleration) on the Subordinated Securities of that series and (i) all Events of Default with respect to Subordinated Securities of that series have been cured by us or (ii) if permitted, waived by the holders of at least a majority in aggregate principal amount of the Outstanding Subordinated Securities of that series. (Subordinated Indenture, Section 502.)

      The following events will be Defaults under the Subordinated Indenture with respect to Subordinated Securities of any series:

    (1) an Event of Default with respect to such series of Subordinated Securities;

    (2) our failure to pay principal or premium, if any, (including our failure to deliver any Capital Securities in exchange for or upon the conversion of Subordinated Securities) on any Subordinated Security of that series at Maturity;

    (3) our failure to pay, continued for 30 days, any interest on any Subordinated Security of that series when due and payable;

    (4) our failure to deposit any sinking fund payment in respect of any Subordinated Security of that series when due;

    (5) our failure to perform any of our covenants or warranties in the Subordinated Indenture (but not if such covenant or warranty is solely for the benefit of another series of Subordinated
        Securities), continued for 60 days after the written notice provided for in the Subordinated Indenture;

    (6) our default or a default by the Bank under certain indebtedness for money borrowed in an aggregate principal amount exceeding $3,000,000 (including a default with respect to Subordinated Securities of another series), provided that:

           (i) such default results in the acceleration of such indebtedness, and

           (ii) such acceleration is not rescinded or annulled, or the indebtedness discharged by us, within ten days after we receive written notice provided for in the Senior
                Indebtedness; and

    (7) any other default with respect to Subordinated Securities of that series. (Subordinated Indenture, Section 507.)

      There will be no right of acceleration of the payment of principal of the Subordinated Securities of such series if we default in the payment or default in the performance of any covenant or agreement relating to the Subordinated Securities or the Subordinated Indenture (including any obligation to exchange Capital Securities for Subordinated Securities of such series), unless the terms of a series of Subordinated Securities provide otherwise. If we Default on any series of the Subordinated Securities, then the Trustee may seek to enforce its rights and the rights of the holders of Subordinated Securities of such series or seek the performance of any covenant or agreement in the Subordinated Indenture. (Subordinated Indenture, Section 503.)

      Other than its duty to exercise the required standard of care upon the occurrence of a Default, the Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders unless the holders offer the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred. (Subordinated Indenture, Section 602.) Subject to certain conditions, the holders of a majority in principal amount of any series of Subordinated Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or for exercising any power conferred upon the Trustee, for any series of Debt Securities. (Subordinated Indenture, Section 512.)

      Once a year, we are required to deliver an officers' certificate to the Trustee. In this certificate we certify as to our performance and observance of the terms, provisions and conditions in the Subordinated Indenture and as to the absence of default. (Subordinated Indenture, Section 1010.)

CONVERSION

      We will describe in the Prospectus Supplement for any series of Subordinated Securities, the terms, if any, on which that series is convertible into Capital Securities ("Subordinated Convertible Securities"). Such Subordinated Convertible Securities will be convertible into Capital Securities at the conversion price and at the times set forth in the Prospectus Supplement. The terms of such Subordinated Convertible Securities may also include a right for us to redeem, exchange, repay or repurchase those Subordinated Convertible Securities.

EXCHANGEABILITY

      The holders of Subordinated Securities of a series may be obligated at any time or at Maturity to exchange them for our Capital Securities. We will describe the terms of any exchange and any Capital Securities in the Prospectus Supplement relating to such series of Subordinated Securities. We describe our Preferred Stock, Common Stock, and Capital Securities below under "Description of Preferred Stock," "Description of Common Stock," and "Description of Capital Securities," respectively.

                         DESCRIPTION OF PREFERRED STOCK

      The following summary describes general terms of our Preferred Stock. If the Board of Directors authorizes a new series of Preferred Stock, then the specific provisions establishing the series will be set forth in a Certificate of Vote of Directors. The Certificate of Vote will then be filed with the SEC and with the Massachusetts Secretary of State as an amendment to our Restated Articles of Organization. The terms of any series of the Preferred Stock offered by us will also be described in the Prospectus Supplement for that offering. Currently, we have no shares of Preferred Stock outstanding.

GENERAL

      Under our Articles of Organization, our Board of Directors may provide for the issuance of up to 10,000,000 shares of Preferred Stock, without par value, in one or more series. When establishing a series of Preferred Stock, the Board will determine the following matters with respect to that series:

    (1) designations or titles;

    (2) dividend rates;

    (3) rights in the event of liquidation, distribution or sale of assets or dissolution or winding up;

    (4) sinking fund provisions;

    (5) redemption or purchase account provisions;

    (6) conversion provisions; and

    (7) voting rights.

      Holders of shares of Preferred Stock do not have any preemptive rights as to any future issuances of preferred stock by us. Each series of our Preferred Stock will have a liquidation preference. The liquidation preference does not reflect the price at which the shares will trade in the market. The market price of any series of our Preferred Stock will fluctuate with changes in market and economic conditions as well as with changes in our financial condition and prospects.

      When we issue shares of Preferred Stock, the shares are fully paid and non-assessable. There is a provision of Massachusetts law (MGL Sec. 45, C.156B) that relates to distributions by us to our stockholders (other than a distribution of our stock). If we make a distribution when we are insolvent, or that renders us insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them (or the portion of the distribution that caused us to become insolvent).

RANK

      With respect to dividend rights and rights on liquidation, winding up and dissolution, any series of our Preferred Stock will rank senior to all classes of our common stock and our Junior Participating Preferred Stock, Series D, and any equity securities we issue that by their terms rank junior to the Preferred Stock (collectively referred to as "junior securities").

      With respect to dividend rights and rights on liquidation, winding up and dissolution, any series of Preferred Stock will rank equally with any equity securities we issue that by their terms rank equally with the Preferred Stock (collectively referred to as "parity securities"). Likewise, with respect to such rights, the shares of any series of Preferred Stock will rank junior to any equity securities we issue that by their terms rank senior to the Preferred Stock (collectively referred to as "Senior Securities").

      For these purposes, the term "equity securities" does not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

      You will be entitled to receive cash dividends on your shares of Preferred Stock, when, as and if our Board of Directors declares those dividends out of funds legally available for that purpose. We will describe the rates and payment dates applicable to each series of Preferred Stock in the Prospectus Supplement relating to that offering. We will pay dividends to the holders of record of the Preferred Stock that appear on our books (or, if applicable, the records of the Depositary) on the record dates set by our Board. The dividends on any series of Preferred Stock may be cumulative or non-cumulative.

      Our Board may not declare and we may not pay (or set apart funds for the payment of) any full dividends on any parity securities unless we have paid or set apart funds for the payment of dividends on the Preferred Stock. If we do not pay full dividends, the Preferred Stock shall share dividends pro rata with the parity securities. If dividends are cumulative, any accumulated unpaid dividends will not bear interest.

CONVERSION

      We will describe in the Prospectus Supplement for any series of the Preferred Stock the terms, if any, on which shares of that series are convertible into shares of another series of Preferred Stock or Capital Securities.

      For any series of our Preferred Stock which is convertible, we will reserve and keep available the number of shares of Preferred Stock or Capital Securities that are deliverable upon the conversion of the shares of that series. We will not issue any fractional shares or scrip for fractional shares of Preferred Stock or Capital Securities in connection with a conversion. In lieu of issuing fractional shares, we will make cash payment for all such fractional shares. We may elect to make this cash payment equal to either (1) the current market price of a holder's fractional interest, or (2) the holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale by an agent of shares of Preferred Stock or Capital Securities representing the aggregate of all holders' fractional shares.

      If you are the holder of shares of Preferred Stock at the close of business on a dividend payment record date, you are entitled to receive the dividend payable on such shares on the corresponding dividend payment date. Your right to that dividend will continue to exist notwithstanding any subsequent conversion of the shares or our default in payment of the dividend due. (If your shares of Preferred Stock are called for redemption and the redemption date falls between a record date and a dividend payment date, then you will receive accrued and unpaid dividends to such redemption date instead of the regular dividend for that period.) Except as noted, we will not make any payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Preferred Stock or Capital Securities that we issue upon conversion.

EXCHANGEABILITY

      The holders of shares of Preferred Stock of any series may be obligated at any time or at maturity to exchange the shares for our Capital Securities or our other debt securities. We will describe the terms of any exchange and any Capital Securities or other debt securities in the Prospectus Supplement relating to that offering. Our Capital Securities are described below under "Description of Capital Securities."

REDEMPTION

      In general, a series of Preferred Stock may be redeemable at any time, in whole or in part, at our option or that of the holder upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series. In the event of partial redemptions of our Preferred Stock, our Board of Directors will decide the manner in which the shares to be redeemed are to be selected.

      On and after a redemption date, dividends cease to accrue on shares of Preferred Stock called for redemption unless we default in the payment of the redemption price. Your rights as a holder of such shares will terminate on the redemption date, except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

      If you purchase shares of a series of our Preferred Stock that rank senior to our junior securities, then in the event of our liquidation, dissolution or winding up, whether voluntary or involuntarily, you will be entitled to receive a liquidation payment plus an amount equal to any accrued and unpaid dividends. The payment will be made to you out of our assets that are available for distribution to stockholders. The payment on your Preferred Stock will be made prior to any distribution to holders of any junior securities, including our Common Stock. We will describe the specific provisions with respect to the liquidation payment to which you will be entitled on any series of Preferred Stock in the Prospectus Supplement with respect to that offering.

      If the amounts to which you are entitled upon our liquidation, dissolution or winding up are not paid in full, then you and the other holders of the Preferred Stock of that series will be entitled to share in any distribution of our assets. You and the other holder of that series and the holders of any parity securities will share ratably in proportion to the full liquidation preferences to which each of you is entitled. After you have received payment of the full amount of the liquidation preference to which you are entitled, you will not be entitled to any further participation in any distribution of our assets.

      We shall not be deemed to have been voluntary or involuntarily liquidated, dissolved or wound up in the following instances:

    (1) the merger or consolidation of us with or into one or more corporations pursuant to any statute which provides in effect that our stockholders shall continue as stockholders of the continuing or combined corporation; or

    (2) the acquisition by us of assets or stock of another corporation.

VOTING RIGHTS

      In general, if you purchase shares of Preferred Stock, you will not have voting rights with respect to those shares. Under Massachusetts law, however, you are entitled to vote in certain limited circumstances. If we wish to amend our Restated Articles of Organization and such amendment would adversely affect the rights of a particular class or series of stock, we would be required to obtain the affirmative vote of at least two-thirds of the shares of that class or series. If you were a holder of shares of the affected class or series, you would be entitled to vote on the proposed amendment. In such an instance, all series of a class of stock which are adversely affected in the same manner vote together as one class and any other series, which is adversely affected in a different manner, votes as a separate class.

      You would also be entitled to a vote during any period in which dividends on the series of Preferred Stock that you hold are cumulatively in arrears in the amount of six or more full quarterly dividends. Under those circumstances, you and the other holders of that series, would be entitled to elect one director to serve until we have cured the arrearage. We will describe any additional provisions related to voting rights for a particular series of Preferred Stock in the Prospectus Supplement for that offering.

      The Board of Governors of the Federal Reserve oversees matters relating to bank holding companies like us. Under its regulations, if the holders of shares of any series of our Preferred Stock become entitled to vote for the election of directors, that series may be deemed a "class of voting securities." Upon that occurrence, if you held 25% or more of that series (or 5% if you otherwise exercise a controlling influence over us) you might become subject to regulation as a bank holding company. If you held a lesser amount and wished to acquire or retain shares of that series, you might need the approval of the Board of Governors to do so depending on the amount of shares you hold.

DEPOSITARY SHARES

      GENERAL. We may from time to time elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In such an event, we will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock.

      We will deposit the shares of any series of Preferred Stock represented by Depositary Shares under a Deposit Agreement between us and a bank or trust company that we select to act as Depositary. The bank or trust company that we select will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The rights of each owner of a Depositary Share will be set forth in the Deposit Agreement. In general, you would be entitled to all the rights and preferences of the Preferred Stock represented by your Depositary Share, in proportion to the applicable fraction represented by such Depositary Share. These rights include dividend, voting, redemption, conversion and liquidation rights.

      The Depositary will issue Depositary Receipts that represent the Depositary Shares. The Depositary will distribute the Depositary Receipts to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. We have filed the forms of Deposit Agreement and Depositary Receipt as exhibits to the Registration Statement. Please review those documents for further details not set forth in the summary below.

      We may order the Depositary to issue temporary Depositary Receipts to holders in the event the definitive receipts are not ready at the time of distribution. The temporary Depositary Receipts are substantially identical to the definitive Depositary Receipts and entitle the holders to all the rights pertaining to the definitive Depositary Receipts. In such an event, we will have the definitive Depositary Receipts prepared without unreasonable delay. The holders may exchange the temporary Depositary Receipts for definitive Depositary Receipts at our expense.

      DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute cash dividends or other cash distributions received from us to the record holders of Depositary Shares relating to the Preferred Stock. The Depositary will make the distributions to each record holder in proportion to the numbers of such Depositary Shares owned by such holder.

      In the event of a distribution other than in cash, the Depositary will distribute the property received from us to the record holders of Depositary Shares. If the Depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

      REDEMPTION OR EXCHANGE OF STOCK. If we decide to redeem a series of Preferred Stock represented by Depositary Shares, the Depositary will redeem the Depositary Shares from the proceeds resulting from the redemption of the Preferred Stock. If we decide to exchange a series of Preferred Stock represented by Depositary Shares, the Depositary will exchange the Depositary Shares for the Capital Securities or other debt securities to be issued in exchange for the Preferred Stock in accordance with the terms of such series of Preferred Stock. The Depositary will redeem or exchange the Depositary Shares at a price per Depositary Share equal to the applicable fraction of the redemption price per share or market value of Capital Securities or other debt securities per Depositary Share paid in respect of the shares of Preferred Stock so redeemed or exchanged. Whenever we redeem or exchange shares of Preferred Stock held by the Depositary, the Depositary will redeem or exchange as of the same date the number of Depositary Shares representing shares of Preferred Stock so redeemed or exchanged. If the Depositary is to redeem or exchange fewer than all the Depositary Shares, the Depositary Shares to be redeemed or exchanged will be selected by the Depositary by lot or pro rata or by any other equitable method that we may determine.

      WITHDRAWAL OF STOCK. As a holder of Depositary Shares, you may surrender your Depositary Receipts to the Depositary and receive the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Receipts. You will be entitled to receive whole shares of Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Preferred Stock. You will not thereafter be entitled to deposit such Preferred Stock under the Deposit Agreement or to receive Depositary Receipts for your shares of Preferred Stock. If the Depositary Shares you surrendered exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to you at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

      VOTING THE PREFERRED STOCK. We will send to the Depositary all notices of meetings at which the holders of the Preferred Stock are entitled to vote. The Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date of the Preferred Stock) may instruct the Depositary how to vote with respect to the amount of Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions. We agree to take all reasonable actions deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock for which it has not received specific instructions from the holders of Depositary Shares representing such Preferred Stock.

      CONVERSION RIGHTS. As a holder of Depositary Shares, you may instruct us to convert your Depositary Shares into Capital Securities or other Preferred Stock in accordance with the terms of the series of Preferred Stock for which you hold Depositary Shares. When you deliver such instructions you must also surrender your Depositary Receipts. We will convert the shares of Preferred Stock for which you hold Depositary Shares into a specified number of whole shares of our Capital Securities or our other Preferred Stock (as the case may be, in accordance with the terms of such series of the Preferred Stock). We will determine the number of resulting shares that you are to receive by dividing the aggregate liquidation preference of such Depositary Shares by the Conversion Price then in effect. We may adjust the Conversion Price from time to time. We will make a cash payment to you in lieu of any fractional shares that would result from the conversion.

      AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT. We and the Depositary may at any time agree to amend the form of Depositary Receipt that evidences the Depositary Shares and any provision of the Deposit Agreement. We may not, however, make any amendment that materially and adversely alters the rights of the holders of Depositary Shares unless the holders of at least a majority of the Depositary Shares then outstanding have approved such amendment. The Deposit Agreement will automatically terminate if any of the following occurs:

    (1) we have redeemed all outstanding Depositary Shares;

    (2) each share of Preferred Stock has been converted into Capital Securities or other Preferred Stock or has been exchanged for Capital Securities or other debt securities; or

    (3) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of our business and such distribution has been distributed to the holders of Depositary Shares.

      We may also terminate the Deposit Agreement at any time upon 60 days prior written notice to the Depositary. If we terminate the Deposit Agreement, the Depositary will deliver to the record holders, upon surrender of the Depositary Receipts, the number of whole or fractional shares of Preferred Stock as are represented by their Depositary Receipts.

      CHARGES OF DEPOSITARY. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of the Depositary in connection with
(1) the initial deposit of the Preferred Stock, (2) the initial issuance of the Depositary Shares, (3) all withdrawals of shares of Preferred Stock by owners of Depositary Shares, and (4) any redemption or exchange of the Preferred Stock. As a holder of Depositary Shares, you must pay any other transfer and other taxes and governmental charges and such other charges or expenses that the Deposit Agreement expressly provides are for your account.

      MISCELLANEOUS. We will provide to the Depositary all reports and communications that we are required to furnish to our Preferred Stock holders. The Depositary will forward these reports and communications to the holders of the Depositary Shares.

      We and the Depositary are not liable for failing to perform our obligations under the Deposit Agreement if our performance of those obligations is prevented or delayed by law or any circumstance beyond our control. Our obligations under the Deposit Agreement and those of the Depositary are limited to performance in good faith of our duties under the agreement. We and the Depositary are not obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Depositary may rely upon (1) written advice of counsel or accountants, (2) information it receives from persons presenting Preferred Stock for deposit, (3) holders of Depositary Receipts, (4) other persons it believes to be competent, and (5) documents it believes to be genuine.

      RESIGNATION AND REMOVAL OF DEPOSITARY. The Depositary may resign at any time by giving us notice. We also may remove the Depositary at any time by giving it notice. We will appoint a successor Depositary prior to any such resignation or removal becoming effective. We must appoint a successor Depositary within 60 days after delivery of the notice of resignation or removal. The successor Depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

GENERAL

      Our Common Stock as of October 31, 1998 consisted of 500,000,000 authorized shares, par value $1.00 per share, of which there were 294,615,638 shares outstanding. Our Common Stock is traded on the New York Stock Exchange and the Boston Stock Exchange. The Bank, through its agent Boston EquiServe, is the transfer agent and registrar for our Common Stock.

      We may issue Common Stock from time to time. Our Board of Directors must approve the amount of stock we sell and the price for which it is sold. Holders of our Common Stock do not have any preferential rights or preemptive rights to buy or subscribe for capital stock or other securities that we may issue. Our Common Stock does not have any redemption or sinking fund provisions or any conversion rights.

      We issue shares of our Common Stock in connection with our dividend reinvestment and common stock purchase plan. We also issue shares in connection with our employee benefit, stock option and incentive plans (and those of our subsidiaries).

      When we issue shares of Common Stock, the shares will be fully paid and non-assessable. There is a provision of Massachusetts law (MGL Sec. 45, C.156B) that relates to distributions by us to our stockholders (other than a distribution of our stock). If we make a distribution when we are insolvent, or that renders us insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them (or the portion of the distribution that caused us to become insolvent).

LIQUIDATION

      If we liquidate, dissolve, or wind up, whether voluntarily or involuntarily, then you, as a holder of our Common Stock, would be entitled to share proportionally in any of our assets to which Common Stock holders are entitled when such events occur. Your rights, however, would rank behind those of our creditors and behind those of any holders of our Preferred Stock.

VOTING

      If you are a holder of our Common Stock, you are entitled to one vote per share for all matters on which stockholders are entitled to vote. Our Common Stock has non-cumulative voting rights. This means holders of the majority of our shares can elect all of our directors.

DIVIDENDS

      If our Board of Directors declares a dividend (out of funds legally available for dividends), holders of our Common Stock are entitled to share equally (share for share) in such dividends whether they are payable in cash, stock or other property. We cannot pay any Common Stock dividends, however, until we have paid any accrued but unpaid Preferred Stock dividends.

STOCKHOLDER RIGHTS PLAN

      On June 28, 1990, our Board of Directors adopted a stockholder rights program. Under the program, on July 12, 1990, each of our common stockholders received a dividend of one Preferred Stock purchase right for each outstanding share of our Common Stock that the stockholder owned. We refer to these Preferred Stock purchase rights as the "rights". Each share of stock issued after July 12, 1990 also received a right. As a result of our June 22, 1998 2-for-1 stock split, the rights have been adjusted so that one-half of a right is associated with each currently outstanding share of our Common Stock. Each newly issued share of Common Stock will also have one-half of a right associated with it under the program. The rights trade automatically with our shares of Common Stock and become exercisable only under certain circumstances described below. The purpose of the rights is to encourage potential acquirors to negotiate with our Board of Directors prior to attempting a takeover bid and to provide our Board with leverage in negotiating on behalf of all of our stockholders the terms of any proposed takeover. The rights may have certain anti-takeover effects. They should not, however, interfere with any merger or other business combination approved by our Board of Directors.

      Until a right is exercised, the holder of a right will not have any rights as a stockholder. When the rights become exercisable, holders of the rights will be able to purchase from us a unit equal to one one-thousandth of a share of our Series D Junior Participating Preferred Stock at a price of $50 per unit, subject to adjustment. In general, the rights will become exercisable upon the earlier of:

    . ten days following a public announcement by us that a person or group has acquired (i) beneficial ownership of 15% or more of our Common Stock or (ii) voting securities representing 15% or more of the total voting power of the Company, or

    . ten business days (or a later date if determined by our Board) after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning (i) 15% or more of our Common Stock or (ii) voting securities representing 15% or more of the total voting power of the Company.

      In general, if a person or group becomes the beneficial owner of 15% or more of our Common Stock or of voting securities representing 15% or more of our total voting power, each right (other than those owned by that person or group) will then entitle its holder to receive, upon exercise, Common Stock equal to two times the exercise price of the right. We refer to this occurrence as a "flip-in event". A flip-in event does not occur if there is an offer for all of our outstanding shares of Common Stock and voting securities that our Board believes is fair to our stockholders and in the Company's best interest.

      In addition, at any time after a flip-in event, the Board may give rights holders (other than rights held by the person or group who triggered the flip-in event) the opportunity to exchange the rights for our Common Stock (one share of our Common Stock for each right). If after we announce that someone has acquired beneficial ownership of 15% or more of the Common Stock or voting securities representing 15% or more of the total voting power of the Company, we are acquired or more than 50% of our assets, cash flow or earning power is sold or transferred, then each right (other than those owned by the person or group who triggered the flip-in event), will entitle the holder to receive, upon exercise, shares of stock in that person or group having a value equal to two times the exercise price of the right.

      We may redeem the rights at $.01 per right at any time before the date that is ten days after the date in which 15% or more of our Common Stock or voting power is acquired. We may extend this redemption period at any time while the rights are still redeemable. The rights will expire at the close of business on July 12, 2000 unless we redeem or exchange them before that date.

      This description of the rights plan is not intended to be a complete description. For a full description of the rights plan, you should read the entire Rights Agreement, as amended through December 12, 1995. The Rights Agreement is between us and the Bank as rights agent. A copy of the Rights Agreement is incorporated by reference into our Registration Statement on Form 8-A dated July 2, 1990 and to our Annual Report on Form 10-K for the year ended December 31, 1996. You may obtain a copy at no charge by writing to us at the address listed on page 4.

                       DESCRIPTION OF CAPITAL SECURITIES

GENERAL

      A Prospectus Supplement may provide that we may issue Capital Securities in exchange for or upon conversion of Subordinated Securities or Preferred Stock of any series. "Capital Securities" may consist of Common Stock, perpetual Preferred Stock or, if the Board of Governors (or our primary federal banking regulator at that time) permits, our other Securities. The Prospectus Supplement relating to a series of Subordinated Securities or Preferred Stock which are exchangeable for or convertible into Capital Securities will contain a description of the Capital Securities.

TENDER OFFER RULES

      The SEC's rules and regulations relating to tender offers may be applicable to exchanges or conversions such as that of Capital Securities for Subordinated Securities or for Preferred Stock of any series. The applicable SEC rules are Rules 13e-4 and 14e-1. If Rule 13e-4 or Rule 14e-1 (or any successor rule or rules) applies to such transactions at the time of such exchange or conversion, we will comply with such rule and will afford holders of such Subordinated Securities or Preferred Stock all rights to which they are entitled. In addition, we will make all filings required by such rule.

                       DESCRIPTION OF SECURITIES WARRANTS

      We may issue Securities Warrants for the purchase of other Debt Securities or Preferred Stock or Common Stock. We may issue these Securities Warrants together with any Debt Securities or Preferred Stock or Common Stock offered by any Prospectus Supplement or we may issue them separately. We will issue Securities Warrants under Securities Warrant Agreements to be entered into between us and a bank or trust company, as the Securities Warrant Agent. The specific information will be set forth in the Prospectus Supplement relating to the particular issue of Securities Warrants. The form of Securities Warrant Agreement, including the form of certificates representing the Securities Warrant, is filed as an exhibit to the Registration Statement. The form reflects the alternative provisions that we may include in the Securities Warrant Agreements that will be entered into with respect to particular offerings of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrant Certificates are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant Certificates including the definitions therein of certain terms. Wherever we refer to defined terms of the Securities Warrant Agreement, we intend that such defined terms shall be incorporated herein by reference.

GENERAL

      The Prospectus Supplement relating to the particular issue of Securities Warrants will describe the terms of the offered Securities Warrants, the Securities Warrant Agreement relating to the offered Securities Warrants and the Securities Warrant Certificates representing the offered Securities Warrants, including the following:

    (1) if we offer Securities Warrants for separate consideration, the offering price and the currency for which Securities Warrants may be purchased;

    (2) the designation, aggregate principal amount, currency and terms of the series of Debt Securities purchasable upon exercise of the offered Securities Warrants;

    (3) the designation, number, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of Preferred Stock Warrants and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise;

    (4) the number of shares of Common Stock purchasable upon exercise of Common Stock Warrants and the price at which such number of shares of Common Stock may be purchased upon such exercise;

    (5) the date, if any, on and after which the offered Securities Warrants and the related Debt Securities and/or Preferred Stock and/or Common Stock will be separately transferable;

    (6) the date on which the right to exercise the offered Securities Warrants shall commence and the date on which such right shall expire;

    (7) a discussion of the specific U.S. federal income tax, accounting and other considerations applicable to the Securities Warrants;

    (8) whether we will issue the offered Securities Warrants represented by the Securities Warrant Certificates in registered or bearer form, and if registered, where they may be transferred and registered; and

    (9) any other terms of the offered Securities Warrants.

      A holder of Securities Warrant Certificates may exchange them on the terms specified in the Prospectus Supplement for new Securities Warrant Certificates of different denominations. A holder of Securities Warrants may exercise such Securities Warrants at the corporate trust office of the Securities Warrant Agent or at any other office indicated in the Prospectus Supplement relating to those Securities Warrants. Prior to exercising their Securities Warrants, holders of Securities Warrants will not have any of the rights of holders of the Debt Securities or Preferred Stock or Common Stock purchasable upon such exercise. The rights that a holder of Securities Warrants would not have prior to exercise include:

    (1) the right in the case of Debt Warrants to payments of principal of or any premium or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce covenants in the Indentures, and

    (2) the right in the case of Preferred Stock Warrants and Common Stock Warrants to receive payments of dividends or distributions of any kind, if any, on the Preferred Stock and Common Stock, respectively, or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

      Each Securities Warrant will entitle the holder to purchase a certain principal amount of Debt Securities or a certain number of shares of Preferred Stock or Common Stock, at a certain exercise price. In each case, we shall set forth this information in the Prospectus Supplement relating to the Securities Warrants. Your right to purchase the Securities will be contingent on your paying such exercise price in full in the currency and in the manner specified in the Prospectus Supplement. You may exercise your Securities Warrants at any time up to the close of business on the expiration date (or such later date to which we may extend such expiration date). Securities Warrants that you do not exercise will become void.

      We will forward the Debt Securities or Preferred Stock or Common Stock to you upon the exercise of the Securities Warrant after the Securities Warrant Agent receives (i) payment of the exercise price and (ii) the Securities Warrant Certificate properly completed and duly executed. If you exercise fewer than all of the Securities Warrants represented by such Warrant Certificate, we will issue you a new Securities Warrant Certificate for the remaining number of Securities Warrants.

                              PLAN OF DISTRIBUTION

      We may sell the offered Securities (i) through underwriters or dealers (including through BancBoston Robertson Stephens Inc., our wholly-owned subsidiary), (ii) directly to one or more purchasers, or (iii) through agents, including BancBoston Robertson Stephens. We will identify any such underwriter, dealer or agent involved in the offer and sale of the Securities in the related Prospectus Supplement. We will also include in the Prospectus Supplement the purchase price or prices of the offered Securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters' compensation.

      If underwriters are used in the sale, the offered Securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such offered Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the offered Securities if they purchase any of such offered Securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Offered Securities may also be sold directly by us or through agents designated by us. Unless indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

      Underwriters, dealers and agents that participate in the distribution of the offered Securities may be underwriters as defined in the Securities Act of 1933, as amended (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered Securities by them may be treated as underwriting discounts and commissions under the Act.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

      BancBoston Robertson Stephens is our wholly-owned subsidiary. Accordingly, the distribution of Securities will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

      Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE and the BSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE and the BSE, subject to official notice of issuance. We may elect to list any other securities on an exchange, but we are not obligated to do so.

      Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the Securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the Securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue those activities at any time.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business. In connection with any particular distribution of Securities, we may enter into swaps or other hedging transactions with, or arranged by, an underwriter, dealer or agent participating in such distribution or one of their affiliates. The underwriter, dealer, agent or affiliate may receive compensation, trading gain or other benefits from such transaction.

                                 LEGAL OPINIONS

      Gary A. Spiess, who is our General Counsel and Clerk, will give an opinion on the validity of the Securities that we offer under this Prospectus. Brown & Wood LLP, New York, New York will pass upon certain legal matters relating to the offered Securities for the underwriters. Brown & Wood LLP will rely as to all matters of Massachusetts law on the opinion of Mr. Spiess. As of October 31, 1998, Mr. Spiess had a direct or indirect interest in 90,823 shares of our Common Stock and had options to purchase an additional 96,264 shares, of which options to purchase 39,027 shares will be exercisable within 60 days after October 31, 1998.

                                    EXPERTS

      PricewaterhouseCoopers LLP, independent accountants, audited our financial statements for the fiscal year ended December 31, 1997 incorporated by reference into this Prospectus and elsewhere into the registration statement. The financial statements contained in and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 1997 have been incorporated herein by reference in reliance upon the report set forth therein of, and upon the authority of, PricewaterhouseCoopers LLP as experts in accounting and auditing. The report of PricewaterhouseCoopers LLP contained in our 1997 Annual Report on Form 10-K includes an explanatory paragraph related to the restatement of our 1995 consolidated financial statements to retroactively reflect the acquisition of BayBanks, Inc., which we completed in July 1996 and which we accounted for as a pooling of interests.

      Any audited financial statements and schedules that we incorporate or that are deemed to be incorporated by reference into this Prospectus that are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents of these accountants filed with the SEC.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Estimated expenses in connection with the issuance and distribution of the Securities being registered other than underwriting compensation are as follows:

   SEC registration fee............................................. $  337,770
   NASD fee.........................................................     30,500
   Rating agency fees...............................................    300,000
   Printing and engraving expenses..................................     30,000
   Accountants' fees and expenses...................................    300,000
   Trustees' fees and expenses......................................     20,000
   Listing fees.....................................................     30,000
   Miscellaneous....................................................      1,730
                                                                     ----------
       Total........................................................ $1,050,000
                                                                     ==========

All the above amounts except the SEC registration fee and NASD fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 67 of Chapter 156B of the Massachusetts General Laws authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

The Registrant's By-laws provide indemnity to the Registrant's Directors and Officers in such capacity or as directors or officers of a wholly-owned subsidiary of the Registrant for liability resulting from judgments, fines, expenses or settlement amounts incurred in connection with any action, including an action by or in the right of the Registrant, brought against such person in such capacity. Under Massachusetts law and the By-laws, no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Registrant. The By-laws also provide that, with respect to any matter disposed of by a compromise payment by such Director or Officer pursuant to a consent decree or otherwise, no indemnification shall be provided unless such compromise shall be ordered by a court or shall be approved as being in the best interest of the Registrant, after notice that it involves such indemnification: (a) by a disinterested majority of the Directors then in office or (b) by a majority of the disinterested Directors then in office, provided that there has been obtained an opinion in writing of independent counsel to the effect that such person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Registrant or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for Directors, voting as a single class, exclusive of any stock owned by any interested Director or officer. Under Massachusetts law, a court may uphold indemnification in connection with a suit in which there is a recovery by or in the right of a corporation.

The By-laws also provide for indemnification for all other directors of the Registrant's wholly-owned subsidiaries, and for all other officers of such wholly-owned subsidiaries to the extent authorized by the Board of Directors, on the same statutory standard set forth in the preceding paragraph. Where such an officer is wholly successful in defending the claim, he or she shall be entitled to indemnification without further authorization of the Board. Directors and officers of other subsidiaries and joint ventures and employees and agents of the Registrant and any subsidiaries or joint ventures may be indemnified as determined by the Board from time to time.

ITEM. 16. EXHIBITS.

 (1)(a)  --Form of Underwriting Agreement relating to the Securities.
 (4)(c)  --Senior Indenture, between the Corporation and Norwest Bank
          Minnesota, National Association ("Norwest"), as Trustee, dated as of
          June 15, 1992, incorporated herein by reference to Exhibit 4(c) to the Corporation's Registration Statement on Form S-3 (Registration
          Number 33-48418).
 (4)(d)  --Subordinated Indenture between the Corporation and Norwest, as
          Trustee, dated as of June 15, 1992, incorporated herein by reference to Exhibit 4(d) to the Corporation's Registration Statement on Form
          S-3 (Registration Number 33-48418).
 (4)(e)  --First Supplemental Indenture between the Corporation and Norwest, as
          Trustee dated as of June 24, 1993, incorporated herein by reference to Exhibit 4(e) to the Corporation's Current Report on Form 8-K dated
          June 24, 1993 (File No. 1-6522).
 (4)(f)  --Form of Securities Warrant Agreement.
 (4)(g)  --Form of Certificates representing the Debt Warrants, Preferred Stock
          Warrants and Common Stock Warrants (included in Exhibit (4)(f)).
 (4)(h)  --Form of Deposit Agreement.
 (4)(I)  --Form of Depositary Receipt (included in Exhibit (4)(h)).
 (4)(j) --Rights Agreement, dated as of June 28, 1990, and as amended through December 12, 1995, between the Corporation and the Bank, as Rights
          Agent, and the description of the Rights, incorporated herein by reference to the Corporation's registration statement on Form 8-A relating to the Rights and to Exhibit 1 of such registration statement (File No. 1-6522) and Exhibit 4(g) to the Corporation's
          Annual Report on Form 10-K for the year ended December 31, 1996 (File
          No. 1-6522).
 (5)     --Opinion of Gary A. Spiess, Esq.
 (12)(a) --Computation of the Corporation's Consolidated Ratio of Earnings to
          Fixed Charges (excluding interest on deposits) incorporated herein by reference to Exhibit 12(a) to the Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
 (12)(b) --Computation of the Corporation's Consolidated Ratio of Earnings to
          Fixed Charges (including interest on deposits) incorporated herein by reference to Exhibit 12(b) to the Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
 (12)(c) --Computation of the Corporation's Consolidated Ratio of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend Requirements
          (excluding interest on deposits) incorporated herein by reference to
          Exhibit 12(c) to the Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
 (12)(d) --Computation of the Corporation's Consolidated Ratio of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend Requirements
          (including interest on deposits) incorporated herein by reference to
          Exhibit 12(d) to the Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
 (23)(a) --Consent of PricewaterhouseCoopers LLP
 (23)(b) --Consent of Gary A. Spiess, Esq. (included in Exhibit 5).
 (24)    --Power of Attorney of certain officers and directors.
 (25)    --Form T-1 Statement of Eligibility under the Trust Indenture Act of
          1939 of Norwest, as Trustee.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 16th day of November, 1998.

                                          BANKBOSTON CORPORATION

                                                   /s/ GARY A. SPIESS
                                          By: _________________________________
                                                    (GARY A. SPIESS)
                                               (GENERAL COUNSEL AND CLERK)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

         CHARLES K. GIFFORD*           Chairman and Chief          November 16, 1998
______________________________________  Executive Officer
         (CHARLES K. GIFFORD)           (Chief Executive Officer)

    HENRIQUE DE CAMPOS MEIRELLES*      President and Chief         November 16, 1998
______________________________________  Operating Officer and
    (HENRIQUE DE CAMPOS MEIRELLES)      Director

         SUSANNAH M. SWIHART*          Vice Chairman, Chief        November 16, 1998
______________________________________  Financial Officer and
        (SUSANNAH M. SWIHART)           Treasurer
                                        (Chief Financial Officer)

         ROBERT T. JEFFERSON*          Comptroller                 November 16, 1998
______________________________________  (Chief Accounting
        (ROBERT T. JEFFERSON)           Officer)



              SIGNATURE                          TITLE                   DATE
              ---------                          -----                   ----

            WAYNE A. BUDD*             Director                    November 16, 1998
______________________________________
           (WAYNE A. BUDD)

         WILLIAM F. CONNELL*           Director                    November 16, 1998
______________________________________
         (WILLIAM F. CONNELL)

         GARY L. COUNTRYMAN*           Director                    November 16, 1998
______________________________________
         (GARY L. COUNTRYMAN)

       WILLIAM M. CROZIER, JR.*        Director                    November 16, 1998
______________________________________
      (WILLIAM M. CROZIER, JR.)
          ALICE F. EMERSON*            Director                    November 16, 1998
______________________________________
          (ALICE F. EMERSON)

            THOMAS J. MAY*             Director                    November 16, 1998
______________________________________
           (THOMAS J. MAY)

          DONALD F. MCHENRY*           Director                    November 16, 1998
______________________________________
         (DONALD F. MCHENRY)

           PAUL C. O'BRIEN*            Director                    November 16, 1998
______________________________________
          (PAUL C. O'BRIEN)

           THOMAS R. PIPER*            Director                    November 16, 1998
______________________________________
          (THOMAS R. PIPER)

         FRANCENE S. RODGERS*          Director                    November 16, 1998
______________________________________
        (FRANCENE S. RODGERS)

            JOHN W. ROWE*              Director                    November 16, 1998
______________________________________
            (JOHN W. ROWE)

           GLEN P. STREHLE*            Director                    November 16, 1998
______________________________________
          (GLEN P. STREHLE)

        WILLIAM C. VAN FAASEN*         Director                    November 16, 1998
______________________________________
       (WILLIAM C. VAN FAASEN)

          THOMAS B. WHEELER*           Director                    November 16, 1998
______________________________________
         (THOMAS B. WHEELER)

           ALFRED M. ZEIEN*            Director                    November 16, 1998
______________________________________
          (ALFRED M. ZEIEN)

          /s/ GARY A. SPIESS
*By: _________________________________
           (GARY A. SPIESS)
          (ATTORNEY IN FACT)

                                 EXHIBIT INDEX

 (1)(a)  --Form of Underwriting Agreement relating to the Securities.
 (4)(c)  --Senior Indenture, between the Corporation and Norwest Bank
          Minnesota, National Association ("Norwest"), as Trustee, dated as of
          June 15, 1992, incorporated herein by reference to Exhibit 4(c) to the Corporation's Registration Statement on Form S-3 (Registration
          Number 33-48418).
 (4)(d)  --Subordinated Indenture between the Corporation and Norwest, as
          Trustee, dated as of June 15, 1992, incorporated herein by reference to Exhibit 4(d) to the Corporation's Registration Statement on Form
          S-3 (Registration Number 33-48418).
 (4)(e)  --First Supplemental Indenture between the Corporation and Norwest, as
          Trustee dated as of June 24, 1993, incorporated herein by reference to Exhibit 4(e) to the Corporation's Current Report on Form 8-K dated
          June 24, 1993 (File No. 1-6522).
 (4)(f)  --Form of Securities Warrant Agreement.
 (4)(g)  --Form of Certificates representing the Debt Warrants, Preferred Stock
          Warrants and Common Stock Warrants (included in Exhibit (4)(f)).
 (4)(h)  --Form of Deposit Agreement.
 (4)(I)  --Form of Depositary Receipt (included in Exhibit (4)(h)).
 (4)(j) --Rights Agreement, dated as of June 28, 1990, and as amended through December 12, 1995, between the Corporation and the Bank, as Rights
          Agent, and the description of the Rights, incorporated herein by reference to the Corporation's registration statement on Form 8-A relating to the Rights and to Exhibit 1 of such registration statement (File No. 1-6522) and Exhibit 4(g) to the Corporation's
          Annual Report on Form 10-K for the year ended December 31, 1996 (File
          No. 1-6522).
 (5)     --Opinion of Gary A. Spiess, Esq.
 (12)(a) --Computation of the Corporation's Consolidated Ratio of Earnings to
          Fixed Charges (excluding interest on deposits) incorporated herein by reference to Exhibit 12(a) to the Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
 (12)(b) --Computation of the Corporation's Consolidated Ratio of Earnings to
          Fixed Charges (including interest on deposits) incorporated herein by reference to Exhibit 12(b) to the Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
 (12)(c) --Computation of the Corporation's Consolidated Ratio of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend Requirements
          (excluding interest on deposits) incorporated herein by reference to
          Exhibit 12(c) to the Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
 (12)(d) --Computation of the Corporation's Consolidated Ratio of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend Requirements
          (including interest on deposits) incorporated herein by reference to
          Exhibit 12(d) to the Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
 (23)(a) --Consent of PricewaterhouseCoopers LLP
 (23)(b) --Consent of Gary A. Spiess, Esq. (included in Exhibit 5).
 (24)    --Power of Attorney of certain officers and directors.
 (25)    --Form T-1 Statement of Eligibility under the Trust Indenture Act of
          1939 of Norwest, as Trustee.